UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2006

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Courthouse Street, Suite 201

Williamsburg, VA 23188

301-220-5400

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The information in this report set forth under Item 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 10, 2006, MHI Hospitality, L.P., (the “Operating Partnership”) of which MHI Hospitality Corporation (the “Company”) is the general partner, through its subsidiary, Capitol Hotel Associates, LP, (“Seller”) completed the sale of the Holiday Inn Downtown in Williamsburg, Virginia to Jay Ganesh, Inc., or permitted assigns (“Buyer”) for a price of $4.75 million in cash and promissory notes. The Company provided short-term bridge financing to the Buyer in order to facilitate closing of the sale within a predetermined deadline established by Holiday Inn. By closing on the sale prior to the deadline, the Buyer will not be required to implement a product improvement plan that is normally required upon executing a new license agreement. The bridge financing took the form of three mortgage notes totaling $4.43 million from the Buyer. The remainder of the purchase price was paid in cash. Two mortgage notes in the amount of $2.63 million and $1.4 million will mature on December 31, 2006 with interest-only payments due monthly bearing rates of 8.0% and 8.5%, respectively. The notes may be extended an additional seven months to July 31, 2007, after paying a loan extension fee. The third note in the amount of $0.4 million with interest-only payments due monthly at a rate of 8.0% will mature on August 31, 2007. The Company committed to exchange the third mortgage note for a $0.4 million 20-year promissory note bearing interest at 8.0% with interest-only payments due monthly for the first four years and payments under a 20-year amortization schedule thereafter if the Buyer refinances the first two mortgage notes. The mortgage notes will be secured by a security interest in the hotel and by personal guarantees of affiliates of the Buyer. All the notes have cross-default and other customary provisions.

The Company intends to deploy proceeds from the sale of the hotel into future projects via a 1031 like-kind exchange.

A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release of MHI Hospitality Corporation dated August 15, 2006 announcing sale of the Williamsburg Holiday Inn Downtown.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2006

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Executive Vice-President and Chief Operating Officer

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